                                                                     EXHIBIT 5.1


                [Luce Forward Hamilton & Scripps LLP Letterhead]

October 15, 2002

Mooney Aerospace Group, Ltd.
3205 Lakewood Boulevard
Long Beach, CA 90808

Re:  Registration Statement on Form SB-2
     Mooney Aerospace Group, Ltd. Common Stock, Par Value $0.0001 Per Share

Ladies and Gentlemen:

         We are counsel for Mooney Aerospace Group, Ltd., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October 16, 2002, for the resale of up to 403,568,606 shares of common stock, $.0001 par value, of the Company by selling stockholders (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares, including shares of common stock to be issued upon the conversion of certain shares of preferred stock and debentures and the exercise of certain warrants, as covered by the Registration Statement and registered on behalf of certain selling shareholders, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Company's registration statement.

Very truly yours,


/s/ Luce Forward Hamilton & Scripps LLP

Luce Forward Hamilton & Scripps LLP